EXHIBIT 21.1

Exhibit 21.1
SUBSIDIARIES

Exhibit 21.1	ACL Semiconductors Inc. Listing of Subsidiaries

NAME	JURISDICTION

Atlantic Components Limited	Hong Kong
Alpha Perform Technologies Limited	British Virgin Islands

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